U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Gershon                               Scott
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   (Last)                           (First)             (Middle)

6340 NW 5th Way
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                                    (Street)

Fort Lauderdale                         FL                  33309
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                              Intercallnet, Inc. (ICLN)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

                                      2/02

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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

             CEO, Secretary
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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


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Common Stock, $.0001 par value                                                                   3,062,500        D
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
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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


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                                                                               Common Stock
                                                                               $.0001 par
Stock Option      $ .50     2/28/02   A   V    100,000       2/28/03  2/28/12  value     100,000    *    100,000    D
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                                                                               Common Stock
                                                                               $.0001 par
Stock Option      $ .75     2/28/02   A   V    100,000       2/28/04  2/28/12  value     100,000    *    100,000    D
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                                                                               Common Stock
                                                                               $.0001 par
Stock Option      $1.00     2/28/02   A   V     50,000       2/28/05  2/28/12  value      50,000    *     50,000    D
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                                                                               Common Stock
                                                                              $.0001 par            **
Warrant           $ .50    11/29/01   A   V     25,000       Immed.  11/28/03  value      25,000  12,500  25,000    D
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                                                                               Common Stock
                                                                               $.0001 par           ***
Warrant           $ .50    1/04/02    A   V     50,000       Immed.  1/03/04   value      50,000  25,000  50,000    D
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
Explanation of Responses:

*        Issued in connection with Reporting Person's employment with Issuer.

** Purchase price for purchase of unit consisting of Promissory Note in the amount of $12,500 and Warrant to purchase 25,000 shares of Issuer's common stock.

*** Purchase price for purchase of unit consisting of Promissory Note in the amount of $25,000 and Warrant to purchase 50,000 shares of Issuer's common stock.

      /s/ Scott Gershon                                       March 19, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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